INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 4th day of April, 2022, between Vanguard Valley Forge Funds, a Delaware statutory trust (the “Trust”), and Baillie Gifford Overseas Limited, a corporation organized under the laws of Scotland, United Kingdom (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

 WHEREAS, the Trust offers a series of shares known as Vanguard Baillie Gifford Global Positive Impact Stock Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the “Baillie Gifford Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Baillie Gifford Portfolio; to continuously review, supervise, and administer an investment program for the Baillie Gifford Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to prepare or have prepared, maintain for the period required, and provide to the Fund all records concerning the activities of the Advisor that the Advisor is required to prepare and maintain for the Fund under Applicable Law (as defined in Section 7. below) and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and Applicable Law and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3. Active Impact Reporting.

(a)

At least annually, the Advisor will prepare or have prepared a “positive change active impact report” (the “Advisor’s Active Impact Report”) assessing positive change metrics and milestones of the holdings in the Fund and the overall alignment with the UN Sustainable Development Goals or other sustainability standards or goals of the Fund as agreed upon by the Advisor and Vanguard (when required and to the extent contemplated by this agreement, acting on behalf of the Board of Trustees) and to furnish the Advisor’s Active Impact Report to the Trust.  The purpose of the Advisor’s Active Impact Report is to demonstrate the Advisor’s efforts on behalf of its clients investing in the Advisor’s Positive Change strategy (the “Strategy”) to meet that component of the Strategy’s investment objective which relates to investing in businesses that deliver positive change by contributing towards a more sustainable and inclusive world. The Advisor confirms that, at the Advisor’s expense, a reputable third party firm (the “Auditor”) will be instructed to review and provide limited scope assurance on the Advisor’s Active Impact Report and a confirmation from the Auditor (the “Auditor Confirmation”) will be included in the Advisor’s Active Impact Report.

(b)

The Trust acknowledges that: as at the date of this Agreement no standard global or industry approach to impact reporting exists; as of the date of this Agreement there is no generally recognized benchmark against which the Advisor’s efforts in this area can be compared; and the Advisor makes no warranty or representation that the investment objective of the Fund will be successfully achieved. The Trust further acknowledges that underlying issuer data contained in the Advisor’s Active Impact Report is sourced from publicly available information published by the issuers in question, or provided by them to the Advisor on request, and that accordingly, absent manifest material error apparent on the face of such information published or supplied by the relevant issuers, the Advisor will not, and is not expected to, take any steps to verify the accuracy of such data and, subject to Section 3(c) below, accepts no responsibilities to any VG Indemnity (as defined below) for errors or omissions in or from that data and any resultant inaccuracies in the commentary thereon in the Advisor’s Active Impact Report.

(c)

The Advisor warrants and undertakes to Vanguard that the Advisor’s Active Impact Report shall: (i) be prepared diligently and using all reasonable skill and care; (ii) represent the genuine opinion of the Advisor at its time of publication; and (iii) to the best of the Advisor’s knowledge and belief, acting reasonably, be accurate in all material respects.

(d)

The Advisor hereby acknowledges and consents to the Trust preparing and attaching one or more cover pages to the Advisor’s Active Impact Report (“Vanguard Cover Pages”) prior to distributing it to existing and prospective shareholders in the Fund (the “Fund’s Active Impact Report”). The Advisor hereby consents to the inclusion of the Advisor’s Active Impact Report in full in the Fund’s Active Impact Report, and grants the Trust the right to use in the Fund’s Active Impact Report, the Advisor’s relevant intellectual property. The Advisor further undertakes to use its reasonable endeavors to obtain consent from the Auditor to the inclusion of the Auditor Confirmation in the Fund’s Active Impact Report.

(e)

The Advisor will not be responsible for ensuring that the Vanguard Cover Pages comply with law and/or regulation applicable to the Trust, or for any information or commentary contained in the Fund’s Active Impact Report which is prepared by Vanguard or the Trust. Further, the Advisor will not be responsible for obtaining approval from any applicable regulator (including, but not limited to FINRA) for the use of the Fund’s Active Impact Report in advertising or promotion of the Fund or for ensuring the inclusion of any language relating to the advertising or promotion of the Fund in the Fund’s Active Impact Report. For the avoidance of doubt, the Advisor’s Active Impact Report included in the Fund’s Active Impact Report shall not be deemed to be prepared by Vanguard or the Trust, and the Vanguard Cover Pages shall not be deemed to be prepared by the Advisor. It is further the responsibility of the Trust to ensure that nothing in the Vanguard Cover Pages conflicts with the information or opinions set out in the Advisor’s Active Impact Report, and the Trust expressly acknowledges and agrees that the Advisor shall have no responsibility nor liability to any party for any losses, claims, damages, liabilities, costs or expenses whatsoever arising from the inclusion of any statement in the Vanguard Cover Pages which, when read with the Advisor’s Active Impact Report, causes the Fund’s Active Impact Report to breach applicable law or regulation or to be inaccurate, false or misleading in any way.  Both parties acknowledge and agree that: (i) law and regulation on impact investing and reporting is evolving and gaining in complexity; and (ii) they each undertake to work together in good faith to ensure that the content of each annual issue of the Advisor’s Active Impact Report, as included in the Fund’s Active Impact Report that year, meets such legal and regulatory requirements as are in force in respect of the Fund at the time such report is published.

(f)

The Advisor represents and warrants to discuss and agree with Vanguard on an engagement process for the Advisor’s Active Impact Report, which will include, at a minimum, providing a near final draft of the Advisor’s Active Impact Report to Vanguard during production.  The Advisor further represents and warrants to provide Vanguard with a reasonable timeframe in which to review the draft(s) prior to the Advisor finalizing the Advisor’s Active Impact Report and to reasonably consider the Vanguard’s comments.

(g)

The Advisor further agrees to provide to the Trust any other investment reporting or commentary it produces for clients investing in the Strategy, including, but not limited to, any reports on shareholder engagement or impact assessment methodology.

4.Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Baillie Gifford Portfolio and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the Baillie Gifford Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other Applicable Law, and the written policies and procedures established by the Board of Trustees and communicated to the Advisor in writing.

5.Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

6. Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in investment officers of the Advisor who are responsible for managing the Baillie Gifford Portfolio.  The Advisor also agrees to comply with the requirements of Section 3 herein in relation to the Advisor’s Active Impact Report and the Fund’s Active Impact Report.

7.Compliance.  The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  As used in this Agreement, “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, as may be amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Baillie Gifford Portfolio or to the production of the Fund’s Active Impact Report.

8.Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

9.Limitations on Consultations.  The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.Duration; Termination; Notices; Amendment.

This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast at a meeting called for the purpose of voting on such approval; such meeting shall be in person as required under Section 15(c) of the 1940 Act unless the Board of Trustees otherwise complies with the terms of an order or other guidance issued by the Securities and Exchange Commission granting an exemption from the in-person meeting requirement (“In-Person Exemptive Order”). In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days’ written notice to the Fund.  Any notice under this Agreement will be given in writing and is deemed to have been provided upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by e-mail or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein) but not by facsimile.

If to the Fund, at:

Vanguard Baillie Gifford Global Positive Impact Stock Fund

400 Devon Park Drive

Wayne, PA 19087

Attention:  Daniel Reyes

Telephone: 610-503-5855

Email:  daniel_reyes@vanguard.com

If to the Advisor, at:

Baillie Gifford Overseas Limited

Calton Square, 1 Greenside Row

Edinburgh EH1 3AN

Attention: John Carnegie/Nick Thomas

Telephone: 011 44 131 275 2781/011 44 131 275 2828

Email: VanguardClientServiceGroup@bailliegifford.com

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person (or as otherwise permitted under the terms of an In-Person Exemptive Order) at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12.Confidentiality.

The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees, or Vanguard.

13.Proxy Policy. The Advisor shall have full power and authority to exercise or direct the exercise of all voting rights attaching to securities held in the Baillie Gifford Portfolio from time to time, including (without limitation) voting proxies solicited by or with respect to the issuers of such securities: (i) in accordance with the Advisor’s proxy voting policies and procedures; and (ii) in a manner that complies with Applicable Law and regulations and any additional operating policies or procedures that the Trust communicates to the Advisor in writing.

14.Liability and Indemnification. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Subject to the provisions of Sections 3(b) and (e) above, the Advisor shall indemnify the Trust for any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney’s fees and other expenses, fines or penalties imposed by any governmental department, commission, board, bureau, or regulator, and amounts payable in settlement of, and damages awarded to or amounts otherwise payable to a third party as a result of, claims brought by third parties against any VG Indemnity (defined below)) suffered or incurred by the Trust, the Fund, Vanguard or any Vanguard Affiliate (as defined below) involved in the marketing and distribution of the Fund’s Active Impact Report (the “VG Indemnities”) to the extent arising as a result of (i) the Advisor’s breach of its warranties and representations set forth in Section 3(c) above or (ii) any untrue statement of a material fact contained in the Advisor’s Active Impact Report or the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading that arises from the Advisor’s negligence or willful misconduct.

For the purposes of this Section 14, “Vanguard Affiliate” means any majority-owned subsidiary of Vanguard, including but not limited to Vanguard Marketing Corporation.

The terms of this Section 14 shall survive the termination of this Agreement.

15.Miscellaneous.  The services provided under this Agreement are provided on the basis that the Trust qualifies as a per se professional client. Under the rules of the Financial Conduct Authority, although the Advisor is obliged to inform the Trust that it can request a different categorization, namely opting for “retail client” status, the Advisor is not permitted to accept retail clients.

In accordance with relevant requirements of The Markets in Financial Instruments Directive (as re-cast and as transposed in the United Kingdom) and Markets in Financial Instruments Regulation (as retained in the United Kingdom and amended by, inter alia, the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018) (together, “MiFID II”) and based on information provided by the Trust, the Advisor shall be responsible for assessing the suitability of investments and the Baillie Gifford Portfolio in line with its regulatory obligations. The reason for this assessment is to enable the Advisor to act in the Trust’s best interest. Where the Adviser is instructed by the Trust to follow a particular investment strategy for the Baillie Gifford Portfolio, the Advisor will manage the Baillie Gifford Portfolio in accordance with the Trust’s instructions and the terms of the mandate agreed with the Trust. The Trust accordingly acknowledges that it is important that any information about the Trust provided to the Advisor is up-to-date, accurate, and complete. As the Trust is a professional client, the Advisor is entitled to assume that the Trust has the necessary level of experience and knowledge in order to understand the risks involved in the transaction in the management of the Trust. The Trust acknowledges that it should not deal in investments unless it understands the nature and extent of its exposure to risk.

The Trust confirms that it has received from the Advisor:

(h)	a copy of Part II of the Advisor’s Form ADV and that it consents to receipt of the same electronically to such email addresses as it may notify from time to time;
(i)

a copy of the Advisor’s notice entitled “Nature of Investments and Risk Disclosures Notice,” which includes a general description of the nature and risks of investments which may be held in the Baillie Gifford Portfolio;

(j)

a copy of the Advisor’s Conflicts of Interest Disclosure, which sets out its policy in relation to identifying conflicts of interest that are potentially detrimental to its clients, and specifying the procedures put in place to help prevent and manage such conflicts, as well as some examples of the types of conflicts that are managed by the Advisor; and

(k)

a copy of the Advisor’s Order Execution and Trade Handling Policy dated 2021. The Trust confirms that it has read, understood, and agrees to the Order Execution and Trade Handling Policy and in particular that, for instruments admitted to trading on a regulated market or multilateral trading facility or organized trading facility (“MTF” and “OTF” respectively), it consents to the Advisor arranging for the execution of an order in such instruments outside a regulated market or MTF or OTF.

For the avoidance of doubt, the Trust and any professional tax adviser of the Trust or the Fund remain responsible for the management of the Trust’s affairs for tax purposes. The Advisor acknowledges and confirms that the Trust is subject to regulatory and other requirements that may, consistent with Sections 2 and 7 of the Agreement, restrict what securities the Advisor can hold in the Baillie Gifford Portfolio and may require the Advisor, at the discretion of the Trust, to dispose of certain securities previously purchased for the Baillie Gifford Portfolio. The Trust acknowledges and confirms that the Advisor is otherwise under no obligation to take into account tax issues when managing assets attributable to the Baillie Gifford Portfolio and the Advisor may otherwise use its complete discretion when deciding on when to buy and sell securities and is under no obligation to report to the Trust on the tax consequences of buying or selling assets in the Baillie Gifford Portfolio.

16. Governing Law.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

17. Electronic Signatures. The parties agree that this Agreement and any documents related hereto may be electronically signed.  The parties agree that any electronic signatures appearing on this Agreement and any related documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Baillie Gifford Overseas Limited	Vanguard Valley Forge Funds
/ s / Kathrin Hamilton _______________________________ Signature Kathrin Hamilton ______________________________ Print Name	/ s / Mortiner J. Buckley _______________________________ Signature Mortimer J. Buckley ______________________________ Print Name